Exhibit 99.1

Press Release

RELM Wireless Reports Third Quarter Results

WEST MELBOURNE, Fla, November 1, 2005 - RELM Wireless Corporation (AMEX: RWC - News) today announced its operating results for the third quarter and nine months ended September 30, 2005.

For the quarter ended September 30, 2005, sales increased approximately 46.6 percent ($2.4 million) to $7.6 million, compared to $5.2 million for the same quarter last year. Third quarter pre-tax income increased approximately 272.3 percent ($1.4 million) to $1.9 million, from $0.5 million for the same quarter last year. Net income for the quarter was approximately $1.2 million, or $0.09 per diluted share, compared to net income of $0.5 million, or $0.04 per diluted share, for the same quarter last year. This includes recognition of a non-cash deferred tax expense for the quarter of approximately $0.7 million. No tax expense or benefit was recognized for the same period last year.

RELM President and Chief Executive Officer Dave Storey commented, “We are extremely encouraged by our sales results in the third quarter, which reflect the continued acceptance of our expanded line of BK Radio, RELM and RELM/BK products. A driving force behind these sales and future sales, particularly for public safety and disaster recovery applications, is RELM’s ability to offer high quality, reliable and cost effective products that comply with APCO Project 25 standard for interoperable communications.”

Sales for the nine months ended September 30, 2005 increased approximately 29.4 percent ($4.4 million) to $19.6 million, compared to $15.1 million for the same period last year. For the nine months, pre-tax income increased approximately 157 percent ($2 million) to $3.2 million from $1.2 million for the same period last year. Net income for the nine months was approximately $2 million, or $0.15 per diluted share, compared to net income of $1.2 million, or $0.10 per diluted share, for the same period last year, including the recognition of a non-cash deferred tax expense for the period of approximately $1.2 million. No tax expense or benefit was recognized for the same period last year.

For the quarter and nine months ended September 30, 2005, the Company recognized non-cash deferred income tax expense of approximately $0.7 million and $1.2 million, respectively, and reduced its current net deferred tax asset by a corresponding amount, reflecting the tax effect of income for the quarter. No tax expense or benefit was recognized for the same periods last year. This is a non-cash expense derived from the valuation of the Company’s net deferred tax asset, which is comprised primarily of net operating loss carryforwards (NOLs). The Company cannot presently estimate what, if any, changes to the valuation of its deferred tax asset may be made in the future. Future losses or income may make it necessary for the Company to decrease or increase its net deferred net tax asset recognized as of September 30, 2005.

About RELM Wireless

For nearly six decades, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery. Revolutionary advances include new low-cost digital portable two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM product lines. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at http://www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act Of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RELM WIRELESS CORPORATION

Condensed Consolidated Statements of Income

(In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	9/30/2005	9/30/2004	9/30/2005	9/30/2004
Sales	$7,602	$5,186	$19,550	$15,104

Costs & Expenses:
Cost of Sales	3,424	2,758	9,667	8,242
Selling, General and Administrative Expenses	2,319	1,847	6,691	5,412
Total Costs & Expenses	5,743	4,605	16,358	13,654

Operating Income	1,859	581	3,192	1,450

Other Income (Expense):
Interest Expense	(15)	(77)	(28)	(222)
Other Income	25	(2)	28	14

Pretax Income	1,869	502	3,192	1,242

Deferred Income Tax Expense **	703	0	1,183	0

Net Income	$1,166	$502	$2,009	$1,242

Earnings per share - basic	$0.09	$0.04	$0.15	$0.11

Earnings per share - diluted	$0.09	$0.04	$0.15	$0.11

Weighted Average Common Shares Outstanding, Basic	13,101	12,865	13,054	11,115
Weighted Average Common Shares Outstanding, Diluted	13,705	13,362	13,554	11,769

____________

**

For the quarter and year-to-date ended September 30, 2005, the Company recognized non-cash deferred income tax expense of approximately $0.7 million and $1.2 million, respectively, and reduced its current net deferred tax asset by a corresponding amount, reflecting the tax effect of income for the quarter and year-to-date. No tax expense or benefit was recognized for the same periods last year. This is a non-cash expense derived from the valuation of the Company’s net deferred tax asset, which is comprised primarily of net operating loss carryforwards (NOLs).

RELM WIRELESS CORPORATION

Condensed Consolidated Balance Sheets

(In Thousands Except Share Data) (Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current Assets:
Cash & Cash Equivalents	$2,385	$3,140
Trade Accounts Receivable, Net	5,922	3,651
Inventories, Net	5,920	4,735
Deferred tax assets, net **	165	1,338
Prepaid Expenses & Other Current Assets	414	326
Total Current Assets	14,806	13,190

Property, Plant and Equipment, Net	1,228	1,291
Deferred tax assets, net	4,924	4,924
Other Assets	364	288

Total Assets	$21,322	$19,693

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$—	$700
Accounts payable	292	520
Accrued compensation and related taxes	997	549
Accrued warranty expense	164	118
Accrued other expenses and other current liabilities	353	352
Total Current Liabilities	1,806	2,239

Long-Term Debt	—	—

Commitments and Contingencies	—	—

Stockholders' Equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares, none issued or outstanding.	—	—
Common stock; $0.60 par value; 20,000,000 authorized shares, 13,113,324 and 12,872,618 issued and outstanding shares at September 30, 2005 and December 31, 2004, respectively.	7,868	7,723
Additional paid-in capital	22,702	22,794
Deficit	(11,054)	(13,063)
Total Stockholders' Equity	19,516	17,454

Total Liabilities and Stockholders' Equity	$21,322	$19,693

____________

**

For the quarter and year-to-date ended September 30, 2005, the Company recognized non-cash deferred income tax expense of approximately $0.7 million and $1.2 million, respectively, and reduced its current net deferred tax asset by a corresponding amount, reflecting the tax effect of income for the quarter and year-to-date. No tax expense or benefit was recognized for the same periods last year. This is a non-cash expense derived from the valuation of the Company’s net deferred tax asset, which is comprised primarily of net operating loss carryforwards (NOLs).

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Source: RELM Wireless Corporation